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                                                                    EXHIBIT 10.5

                         SECOND AMENDMENT AND SUPPLEMENT
                        TO TERMINATION BENEFITS AGREEMENT

            This Second Amendment and Supplement to Termination Benefits Agreement dated as of January 18, 2005 (this "Amendment and Supplement"), further amends and supplements that certain Termination Benefits Agreement made and entered into as of December 22, 2003 (the "Agreement") by and among American Commercial Lines LLC (the "Company") and its affiliates American Commercial Barge Line LLC ("ACBL"), American Commercial Lines International LLC ("ACLI") and Jeffboat LLC ("Jeffboat") and W. N. Whitlock ("Employee") and amended pursuant to that certain First Amendment and Supplement dated as of April 30, 2004.

                                    RECITALS

            A. Employee currently serves as Senior Vice President of Operations of ACBL, as President and Chief Operating Officer of the Company and as a member of the Company's Board of Managers.

            B. On January 10, 2005, the Board of Directors of American Commercial Lines, Inc. ("ACL Inc."), the Company's parent, approved the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors (the "Plan"), which authorizes the award of equity interests in ACL Inc. to employees, officers and directors of ACL Inc. and its subsidiaries.

            C. ACBL and the Company and Employee desire that Employee shall be entitled to receive awards under the Plan.

            D. The Company, ACBL, ACLI and Jeffboat and Employee desire to amend and supplement the terms of the Agreement and to continue their relationship under the Agreement as modified by the provisions of this Amendment and Supplement.

                                    AMENDMENT

            In consideration of the foregoing, the mutual covenants herein contained and the mutual benefits herein provided, the Company, ACBL, ACLI, and Jeffboat, and Employee hereby agree to amend and supplement the Agreement as follows:

            1. Effective as of the date hereof, ACBL shall increase Employee's base salary to Three Hundred Thousand Dollars ($300,000) on an annualized basis. ACBL shall have the right to review the base salary periodically to determine, at the discretion of ACBL, whether the base salary should be adjusted and, if so, the amount of such adjustment and the time at which the adjustment should take effect.

            2. Employee shall be entitled to be granted 28,036 shares of common stock (the "Restricted Stock"), representing approximately one half per cent (0.50%) of the issued and outstanding shares of common stock of ACL Inc. ("Common Stock") as of the date hereof. The Restricted Stock shall be restricted and non-transferable, as set forth in the Restricted Stock Award Agreement, in the form attached hereto as Exhibit A. Employee shall be entitled only to such rights with respect to the Restricted Stock, as are set forth in the Restricted Stock Award

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Agreement. The restrictions upon the Restricted Stock shall lapse and Employee shall acquire "ownership" of the Restricted Stock on a pro rata basis over a period of three (3) years from the date of grant. Any future awards of restricted stock, if any, shall be subject to performance-based vesting requirements.

            3. Employee shall be entitled to be granted options to purchase 28,036 shares of Common Stock (the "Options"), representing approximately one half per cent (0.50%) of the issued and outstanding shares of Common Stock as of the date hereof with an exercise price per share equal to the fair market value of a share of Common Stock on the date hereof. For purposes hereof, as determined by the bankruptcy court, upon emergence from Chapter 11 proceedings, the "fair market value" of the Common Stock means $16.65 per share. The Options shall be restricted and non-transferable, as set forth in the Stock Option Agreement, in the forms attached hereto as Exhibits B-1 and B-2. To the extent permitted by applicable law, the Options shall be incentive stock options in each year and, with respect to any Options that are vested, shall be exercisable for the applicable periods set forth in the Stock Option Agreement. The term of the Options shall be for a period of ten (10) years following the date of the grant of the Options hereunder, shall vest on a pro rata basis over a period of three (3) years following the date of grant, shall be exercisable, to the extent vested, for a period of ninety (90) days following termination, and shall be subject to such other terms and conditions not inconsistent with the terms of this Amendment and Supplement as are set forth in the Stock Option Agreement to be executed by ACL Inc. and Employee and as determined by the Compensation Committee of the Board of Directors of ACL Inc. Employee shall not be entitled to any rights with respect to the Common Stock underlying the Options, including the right to vote or receive dividends or distributions with respect to any of the Common Stock underlying the Options, until such Options (or any portion thereof) have been exercised. Any future awards of options, if any, shall be subject to performance-based vesting requirements.

            4. Notwithstanding any other provision in the Agreement, as amended, this Amendment or Supplement or in the Stock Option Agreement or Restricted Stock Award Agreement, to the extent applicable and in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002 or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of ACL Inc. trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of ACL Inc. or any subsidiary or affiliate, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. The awards made as of the date of this Amendment and Supplement pursuant to Sections 2 or 3 of this Amendment and Supplement are not subject to this Section 4. This Section 4 shall survive any expiration or termination of this Amendment and Supplement for any reason.

            5. Except as specifically amended or supplemented by this Amendment and Supplement, all of the provisions of the Agreement shall remain unchanged and continue in full force and effect.

            6. This Amendment and Supplement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

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            IN WITNESS WHEREOF, the parties have executed this Amendment and
Supplement as of the date first above written.

AMERICAN COMMERCIAL LINES LLC                      EMPLOYEE

By: /s/ Lisa L. Fleming                            /s/ W. N. Whitlock
    ------------------------------------------     ----------------------------
Printed Name: Lisa L. Fleming                      W. N. Whitlock
Title: Sr. Vice President Law & Administration


AMERICAN COMMERCIAL BARGE
LINE LLC

By: /s/ Lisa L. Fleming
    ------------------------------------------

Printed Name: Lisa L. Fleming
Title: Sr. Vice President Law & Administration


AMERICAN COMMERCIAL LINES
INTERNATIONAL LLC

By: /s/ Lisa L. Fleming
    ------------------------------------------

Printed Name: Lisa L. Fleming
Title: Sr. Vice President Law & Administration


JEFFBOAT LLC

By: /s/ Lisa L. Fleming
    ------------------------------------------

Printed Name: Lisa L. Fleming
Title: Sr. Vice President Law & Administration

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